UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2012

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (858) 997-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into a Material Definitive Agreement.

       Pursuant to the provisions of the Company’s 2009 Equity Incentive Plan (the “Plan”), effective October 11, 2012, each non-employee director of the Company, Kenneth M. Cohen, Craig A. Johnson, and Tina S. Nova, Ph.D., received a stock option under the Plan to purchase 35,000 shares of common stock.  The exercise price for each such option is $0.75 per share, which was the fair market value of the common stock on the date of grant.  Each option vests and becomes exercisable over a period of three years from the grant date, at a rate of 1/36 of the option shares each month.  Each option is otherwise subject to the provisions of the Plan.

Item 5.07        Submission of Matters to a Vote of Security Holders.

       The Annual Meeting of Stockholders of the Company was held on October 10, 2012, at the Company’s headquarters at 11455 El Camino Real, Suite 310, San Diego, California  92130 at 8:00 a.m. local time.  The following proposals were submitted to and approved by the stockholders at the meeting:

1.   Election of the five nominees to the board of directors:

	Votes For	Votes Withheld	Votes Abstaining	Broker Non-Votes
Dennis J. Carlo, Ph.D.	48,527,364	530	402	0
Kenneth M. Cohen	48,527,766	530	0	0
Craig A. Johnson	48,527,766	530	0	0
David J. Marguglio	48,527,766	530	0	0
Tina S. Nova, Ph.D.	48,527,766	530	0	0

2.           Approval of a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares from 185.0 million to 210.0 million and the number of authorized shares of common stock from 175.0 million to 200.0 million:

Votes For	Votes Withheld	Votes Abstaining	Broker Non-Votes
48,132,348	391,487	4,411	0

3.           Ratification of the selection of Mayer Hoffman McCann PC as independent registered public accounting firm for the year ending March 31, 2013:

Votes For	Votes Withheld	Votes Abstaining	Broker Non-Votes
48,588,836	480	400	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: October 12, 2012	By:	/s/ Robert O. Hopkins
Name: Robert O. Hopkins
Title: Chief Financial Officer